                                                                    Exhibit 99.6

                          [AMERICAN LIFE LETTERHEAD]
                          --------------------------


                                April 24, 1998

  The American Life Insurance Company of New York
  320 Park Avenue
  New York, New York  10022


     This opinion is furnished in connection with the Registration Statement on Form S-6, as amended ("Registration Statement") of the American Separate Account No. 3 (the "Separate Account") of The American Life Insurance Company of New York ("American Life") and American Life covering an indefinite number of units of interest in the Separate Account under individual flexible premium variable life insurance policies ("Policies"). Net premium received under the Policies may be allocated to the Separate Account as described in the Prospectus included in the Registration Statement.

     I participated in the preparation of the Policies, and I am familiar with their provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

          The illustrations of death benefits, account values and accumulated premiums for the Policies in the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The assumptions upon which the illustrations are based, including the current cost of insurance and expense charges, are reasonable. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of Policies for non-smoker standard risk males age 35 or 45 than to prospective purchasers of Policies for a male at other ages or in other underwriting classes or for a female. The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,


                                                Joseph A. Gross
                                                Vice President and Actuary